Exhibit 99.1
T-3 Energy Services, Inc. Announces Second Quarter 2008 Earnings
HOUSTON, TEXAS, (PRIMEZONE WIRE) — August 6, 2008. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) reported second quarter 2008 net income from continuing operations of $7.5 million, or $0.58 per diluted share, up 41% and 32%, respectively, from $5.3 million or $0.44 per diluted share for the second quarter of 2007. Year to date 2008 net income from continuing operations of $17.0 million, or $1.32 per diluted share, was up 58% and 40%, respectively, from $10.8 million, or $0.94 per diluted share, reported during 2007.
The second quarter 2008 financial results include costs, which were $2.5 million before tax and $1.6 million after tax, related to the pursuit of strategic alternatives for the Company. The second quarter 2007 financial results include a charge, which was $2.5 million before tax and $1.9 million after tax, associated with a change of control payment and the immediate vesting of previously unvested stock options and restricted stock held by Gus D. Halas, the Company’s Chairman, President and Chief Executive Officer, pursuant to the terms of his then existing employment agreement. Excluding the impact of these strategic alternatives costs and change of control costs, T-3 Energy’s net income from continuing operations and diluted earnings per share for the second quarter of 2008 were $9.1 million and $0.70, respectively, which is an increase of 26% and 17%, respectively, from $7.2 million and $0.60 per diluted share in 2007.
Revenues for the second quarter of 2008 increased 30% to $67.7 million from $51.9 million for the same period in 2007. Year to date 2008 revenues increased 37% to $136.9 million from $99.8 million for the same period in 2007. The Company’s revenues increased primarily due to the acquisitions of Energy Equipment Corporation (“EEC”) and Pinnacle Wellhead, Inc. (“Pinnacle”) along with the continued demand for its pressure and flow control and pipeline original equipment products and services. As a result of the continued demand for the Company’s pressure and flow control and pipeline products and services, its backlog has increased approximately 31% from $61.8 million at June 30, 2007 to $80.7 million at June 30, 2008.
Operating income for the second quarter of 2008 increased 42% to $11.3 million from $7.9 million for the same period in 2007. Year to date 2008 operating income increased 53% to $25.7 million from $16.8 million for the same period in 2007. The increase in the Company’s operating income is primarily related to increased revenues and gross margins. Gross margins were 40% during the three and six months ended June 30, 2008, compared to 38% and 37% during the three and six months ended June 30, 2007, respectively. This gross margin increase resulted from the sale of higher margin products and services and operational efficiencies.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented, “The demand for our products and services remains strong as our backlog continues to grow from previous periods. We look forward to the second half of 2008 when we expect to realize the benefits of some of the international multi-rig packages that we have been quoting. We also will continue to focus on expanding our geographic presence during the second half of 2008 through acquisitions and/or joint venture arrangements. We are excited about the joint venture arrangement that we recently entered into with Aswan International Engineering Company LLC in Dubai and believe this relationship will provide us with a strong presence in the Middle East. We recently exercised our option to purchase the India manufacturing operations of HP&T Products, Inc. to provide us with another means of low cost country sourcing. Our gross margin of 40% for 2008 is another milestone for T-3 Energy. We will continue to work on sourcing and manufacturing efficiency opportunities to improve our margins. To date, 2008 has provided several new financial and operational records for T-3, such as gross profit margin and backlog levels.
Despite the slight sequential decline, the second quarter was an important quarter for T-3 Energy and it set the stage for what we believe will be a successful second half of the year. This is demonstrated by our strong closing backlog. T-3 Energy continues to execute on our strategic growth plan as our results demonstrate. Most importantly, we continue to gain recognition as a name-brand original equipment manufacturer and service provider on an international scale and we remain steadily committed to providing responsive value to our customers.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Quarterly Report on Form 10-Q for the period ending June 30, 2008 and its Annual Report on Form 10-K for the year ended December 31, 2007 and other filings of the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures. Certain information discussed in this news release are considered non-GAAP financial measures. See the Supplementary Data — Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the periods ended June 30, 2008 and 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	James M. Mitchell
Senior Vice President and Chief Financial Officer
713-996-4110

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Products	$57,724	$41,001	$115,751	$78,840
Services	9,966	10,932	21,109	20,993

	67,690	51,933	136,860	99,833

Cost of revenues:
Products	35,271	25,526	70,375	49,839
Services	5,339	6,519	12,234	12,755

	40,610	32,045	82,609	62,594

Gross profit	27,080	19,888	54,251	37,239

Operating expenses	15,781	11,953	28,530	20,441

Income from operations	11,299	7,935	25,721	16,798

Interest expense	(601)	(103)	(1,493)	(256)

Interest income	24	259	63	281

Other income, net	367	478	507	479

Income from continuing operations before provision for income taxes	11,089	8,569	24,798	17,302

Provision for income taxes	3,573	3,256	7,769	6,490

Income from continuing operations	7,516	5,313	17,029	10,812

Loss from discontinued operations, net of tax	(9)	(1,075)	(11)	(1,075)

Net income	$7,507	$4,238	$17,018	$9,737

Basic earnings (loss) per common share:
Continuing operations	$.60	$.45	$1.37	$.96

Discontinued operations	$—	$(.09)	$—	$(.09)

Net income per common share	$.60	$.36	$1.37	$.87

Diluted earnings (loss) per common share:
Continuing operations	$.58	$.44	$1.32	$.94

Discontinued operations	$—	$(.09)	$—	$(.10)

Net income per common share	$.58	$.35	$1.32	$.84

Weighted average common shares outstanding:
Basic	12,477	11,779	12,404	11,235

Diluted	13,063	12,127	12,926	11,558

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands except for share amounts)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,755	$9,522
Accounts receivable — trade, net	49,329	44,180
Inventories	52,856	47,457
Deferred income taxes	4,169	3,354
Prepaids and other current assets	5,134	5,824

Total current assets	118,243	110,337

Property and equipment, net	43,411	40,073
Goodwill, net	112,732	112,249
Other intangible assets, net	34,783	35,065
Other assets	3,152	2,838

Total assets	$312,321	$300,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$24,888	$20,974
Accrued expenses and other	20,267	15,156
Current maturities of long-term debt	74	74

Total current liabilities	45,229	36,204

Long-term debt, less current maturities	39,006	61,423
Other long-term liabilities	1,283	1,101
Deferred income taxes	12,281	11,186

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 12,520,791 and 12,320,341 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	13	12
Warrants, 10,157 and 13,138 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	20	26
Additional paid-in capital	167,777	160,446
Retained earnings	44,057	27,039
Accumulated other comprehensive income	2,655	3,125

Total stockholders’ equity	214,522	190,648

Total liabilities and stockholders’ equity	$312,321	$300,562

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$17,018	$9,737
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	11	1,075
Bad debt expense	68	110
Depreciation and amortization	4,444	2,096
Amortization of deferred loan costs	117	126
Loss on sale of assets	—	9
Write-off of property and equipment, net	25	—
Deferred taxes	(228)	(63)
Employee stock-based compensation expense	2,505	1,989
Excess tax benefits from stock-based compensation	(1,688)	(435)
Equity in earnings of unconsolidated affiliate	(381)	(310)
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable — trade	(4,628)	(5,159)
Inventories	(5,775)	(9,110)
Prepaids and other current assets	1,090	(70)
Other assets	(90)	(31)
Accounts payable — trade	4,001	2,445
Accrued expenses and other	6,866	1,040

Net cash provided by operating activities	23,355	3,449

Cash flows from investing activities:
Purchases of property and equipment	(5,626)	(2,247)
Proceeds from sales of property and equipment	—	25
Cash paid for acquisitions, net of cash acquired	(2,732)	—
Equity investment in unconsolidated affiliate	—	(160)

Net cash used in investing activities	(8,358)	(2,382)

Cash flows from financing activities:
Net repayments under swing line credit facility	(3,415)	(85)
Net repayments under revolving credit facility	(19,000)	—
Payments on long-term debt	(93)	—
Debt financing costs	(78)	—
Net proceeds from issuance of common stock	—	22,157
Proceeds from exercise of stock options	3,084	836
Proceeds from exercise of warrants	38	4,018
Excess tax benefits from stock-based compensation	1,688	435

Net cash provided by (used in) financing activities	(17,776)	27,361

Effect of exchange rate changes on cash and cash equivalents	12	14

Net increase (decrease) in cash and cash equivalents	(2,767)	28,442
Cash and cash equivalents, beginning of period	9,522	3,393

Cash and cash equivalents, end of period	$6,755	$31,835

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA — SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
INCOME FROM CONTINUING OPERATIONS:
GAAP Income from continuing operations	$7,516	$5,313	$17,029	$10,812
Strategic alternatives costs, net of tax (A)	1,606	—	1,606	—
Change of control charge, net of tax (B)	—	1,929	—	1,929

Non-GAAP Income from continuing operations (C)	$9,122	$7,242	$18,635	$12,741

DILUTED EARNINGS PER SHARE:
GAAP continuing operations diluted earnings per share	$0.58	$0.44	$1.32	$0.94
Strategic alternatives costs, net of tax	0.12	—	0.12	—
Change of control charge, net of tax	—	0.16	—	0.16

Non-GAAP continuing operations diluted earnings per share (C)	$0.70	$0.60	$1.44	$1.10

ADJUSTED EBITDA:
GAAP Income from continuing operations	$7,516	$5,313	$17,029	$10,812
Strategic alternatives costs, net of tax	1,606	—	1,606	—
Change of control charge, net of tax	—	1,929	—	1,929
Provision for income taxes (D)	4,438	3,849	8,634	7,083
Depreciation and amortization	2,259	1,075	4,444	2,096
Interest Expense	601	103	1,493	256
Interest Income	(24)	(259)	(63)	(281)

Adjusted EBITDA (E)	$16,396	$12,010	$33,143	$21,895

(A)	Represents costs of $2.5 million before tax and $1.6 million after tax related to the pursuit of strategic alternatives for the Company for the three and six months ended June 30, 2008.

(B)	Represents costs of $2.5 million before tax and $1.9 million after tax associated with a change of control payment and the immediate vesting of previously unvested stock options and restricted stock held by Gus D. Halas, the Company’s Chairman, President and Chief Executive Officer, pursuant to the terms of his then existing employment agreement, for the three and six months ended June 30, 2007.

(C)	Non-GAAP income from continuing operations is equal to income from continuing operations plus the strategic alternatives costs and change of control compensation charge, net of tax. Non-GAAP continuing operations diluted earnings per share is equal to continuing operations diluted earnings per share plus the strategic alternatives costs and change of control compensation charge, net of tax per share. We have presented Non-GAAP income from continuing operations and Non-GAAP continuing operations diluted earnings per share because the Company believes that reporting income from continuing operations and diluted earnings per share excluding the strategic alternatives costs and change of control compensation costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of the operating results and as a means to emphasize the results of on-going operations.

(D)	Provision for income taxes in the Adjusted EBITDA calculation has been increased by $865,000 for the tax effect of the strategic alternatives costs for the three and six months ended June 30, 2008, and $593,000 for the tax effect of the change of control charge for the three and six months ended June 30, 2007.

(E)	Adjusted EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, excluding the strategic alternatives costs and change of control compensation charge, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented Adjusted EBITDA because we use Adjusted EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider Adjusted EBITDA to be an important indicator of the operational strength of our business. Management uses Adjusted EBITDA:
•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.
Adjusted EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that Adjusted EBITDA provides useful information to our investors regarding our performance and overall results of operations. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, Adjusted EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.